Exhibit 23.3

CONSENT OF EMPIRE VALUATION CONSULTANTS, LLC

Board of Directors
Grand Toys International, Inc.
1710 Route Transcanadienne
Dorval, QC H9P 1H7 Canada

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated March 31, 2004 to the Board of Directors of Grand Toys International, Inc. as Appendix C to the proxy statement/prospectus contained in the Registration Statement on Form F-4 of Grand Toys International Limited (the “Registration Statement”) relating to the proposed acquisition by Grand Toys International Limited of all of the issued and outstanding capital stock of Playwell International Limited and the related subscription by Centralink Investments Limited for 5,000,000 ordinary shares of Grand Toys International Limited to be traded in the United States as American Depositary Shares of Grand Toys International Limited and evidenced by American Depositary Receipts, pursuant to that certain Subscription and Exchange Agreement, as amended, by and among Grand Toys International, Inc., Grand Toys International Limited and Centralink Investments Limited, and references made to our opinion letter and to our firm in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours, /s/ Empire Valuation Consultants, LLC Empire Valuation Consultants, LLC

New York, New York
April 5, 2004